Exhibit 99.1

RenaissanceRe Reports Operating Income of $186.2 Million for the Fourth Quarter of 2007 or $2.64 Per

Common Share; Net Income of $62.2 Million or $0.88 Per Common Share

Annual Operating Income of $735.5 Million for 2007 or $10.24 Per Common Share; Annual Net Income of

$569.6 Million or $7.93 Per Common Share

Book Value per Common Share Increases 19.3% in 2007 to $41.03

Pembroke, Bermuda, February 5, 2008 — RenaissanceRe Holdings Ltd. (NYSE: RNR) today reported $186.2 million in fourth quarter operating income available to common shareholders compared to $198.6 million in the fourth quarter of 2006. Operating income excludes net realized investment gains of $7.2 million and $2.5 million in the fourth quarters of 2007 and 2006, respectively, and, in the fourth quarter of 2007, reported losses of $131.2 million arising from net unrealized losses on credit derivatives issued by ChannelRe Holdings Ltd. (“ChannelRe”), as previously announced. Operating income per diluted common share was $2.64 in the fourth quarter of 2007, compared to $2.74 in the fourth quarter of 2006. Net income available to common shareholders was $62.2 million or $0.88 per diluted common share in the fourth quarter of 2007, compared to net income available to common shareholders of $201.1 million or $2.78 per diluted common share for the same quarter of 2006.

The Company generated an operating return on average common equity of 26.1% for the fourth quarter of 2007, compared to 33.3% in the fourth quarter of 2006. The Company also reported a return on average common equity of 8.7% for the fourth quarter of 2007, compared to 33.7% in the fourth quarter of 2006. Book value per common share increased 1.2% in the fourth quarter of 2007 compared to a 7.9% increase in fourth quarter of 2006. The Company’s book value per common share increased 19.3% in 2007, compared to a 40.2% increase in 2006.

Neill A. Currie, CEO, commented: “I am pleased to report strong full year earnings, resulting in an increase in book value per common share of over 19% and an operating return on equity of 27%. These earnings are a result of a relatively low level of insured catastrophe losses for the full year, solid investment income and strong performance by our team.”

Mr. Currie added: “Although our premium volume is down, we are pleased with the results of our January 1 renewals and have constructed an attractive portfolio of business for 2008. We will maintain our underwriting discipline, focusing on profit rather than premium volume. This discipline has been part of our culture since our formation and we believe this strategy will continue to benefit our shareholders over the long term.”

FOURTH QUARTER 2007 HIGHLIGHTS

Underwriting Results

Gross premiums written for the fourth quarter of 2007 were $122.2 million, a $72.7 million decrease from the fourth quarter of 2006, driven by premium decreases in both of the Company’s segments as described in more detail below. The Company generated $177.3 million of underwriting income and had a combined ratio of 47.3% in the fourth quarter of 2007, compared to $177.3 million of underwriting income and a combined ratio of 53.4% in the fourth quarter of 2006. The Company experienced $106.8 million of favorable development on prior year reserves in the fourth quarter of 2007, compared to $29.9 million in the fourth quarter of 2006.

Reinsurance Segment

Gross premiums written for the Company’s Reinsurance segment decreased $25.0 million to $26.7 million in the fourth quarter of 2007, compared to $51.7 million in the fourth quarter of 2006. The decrease is principally due to a $34.0 million decease in gross premiums written in the Company’s catastrophe reinsurance unit. The principal component of this reduction was $20.2 million of estimated negative premium adjustments, reflecting reduced premiums written by the Company’s reinsurance clients, which was principally driven by a decrease in the Company’s clients’ estimated gross premiums written. This decline was partially offset by a $9.0 million increase in gross premiums written in the Company’s specialty reinsurance unit. The increase in gross premiums written in the Company’s specialty reinsurance unit was principally due to $18.3 million of gross premiums written on a personal lines property quota share reinsurance contract which incepted in the second quarter of 2007. The Company does not currently expect this contract to renew in its existing form.

The Reinsurance segment generated $164.7 million of underwriting income and had a combined ratio of 29.7% in the fourth quarter of 2007, compared to $140.7 million of underwriting income and a 42.4% combined ratio in the fourth quarter of 2006. The increase in underwriting income in the fourth quarter of 2007 was driven by a comparably low level of insured catastrophes, favorable development on prior year reserves of $98.6 million, compared to $25.5 million of favorable development in the fourth quarter of 2006, and offset by an increase in the Company’s current accident year reserves, which includes a $55.0 million charge relating to an increase in incurred but not reported (“IBNR”) reserves for sub-prime related exposures in the Company’s casualty clash reinsurance book of business within its specialty reinsurance unit, as previously announced. The favorable development in the fourth quarter of 2007 includes $61.1 million related to the Company’s catastrophe reinsurance unit, which benefited from favorable development attributable to the 2005 hurricanes combined with favorable development on the 2006 accident year, and $37.6 million related to the Company’s specialty reinsurance unit which was principally attributable to lower than expected claims emergence.

Individual Risk Segment

Gross premiums written for the Company’s Individual Risk segment decreased $48.2 million to $93.4 million in the fourth quarter of 2007, compared to $141.6 million in the fourth quarter of 2006, with the decrease driven in part by actions management has taken to maintain underwriting discipline in an increasingly softening U.S. property and casualty market. The Individual Risk segment’s commercial multi-line, commercial property and personal lines property businesses all experienced declines in gross premiums written compared to the same period in 2006. The Company experienced a $26.6 million decrease in commercial property gross premiums written due primarily to the Company terminating one large commercial property quota share contract in the second quarter of 2007, combined with softening rates in the California earthquake commercial property market resulting in a decrease in business that met the Company’s return hurdles. In addition, personal lines property gross premiums written experienced a $19.1 million decrease principally due to the Company’s decision to reduce its exposure to this market and redeploy its capacity within the property catastrophe excess of loss reinsurance market within the Company’s Reinsurance segment where the Company has found pricing and terms more attractive. Driven primarily by the factors described above, net premiums earned decreased $34.0 million to $101.9 million in the fourth quarter of 2007, compared to $135.8 million in the fourth quarter of 2006.

The Individual Risk segment generated $12.5 million of underwriting income and had a combined ratio of 87.7% in the fourth quarter of 2007, compared to $36.6 million of underwriting income and a 73.1% combined ratio in the fourth quarter of 2006. The decrease in underwriting income in the fourth quarter of 2007 was driven by the $34.0 million decrease in net premiums earned as noted above, combined with a higher combined ratio. The Individual Risk segment experienced $8.1 million of favorable development on prior year reserves in the fourth quarter of 2007, compared to $4.4 million of favorable development in the fourth quarter of 2006, principally due to lower than expected claims emergence.

Other Items

•

As previously announced, the Company’s fourth quarter 2007 results include a $131.2 million loss related to ChannelRe, which when combined with a $4.5 million reversal of the Company’s share of ChannelRe’s accumulated other comprehensive loss, results in the full reduction in the Company’s carried value of ChannelRe from $126.7 million at September 30, 2007 to $nil at December 31, 2007. The reduction in carried value principally arises from ChannelRe’s estimate of its fourth quarter unrealized mark-to-market losses from financial guaranty contracts accounted for as derivatives under generally accepted accounting principles (“GAAP”), based on information furnished to ChannelRe by its sole cedant. ChannelRe has informed the Company that these mark-to-market charges contributed to a fourth quarter loss exceeding ChannelRe’s GAAP shareholders’ equity. The Company accounts for its 32.7% interest in ChannelRe under the equity method of accounting. The Company has no further economic exposure to ChannelRe.

•

During the fourth quarter of 2007, the Company incurred $7.5 million of other than temporary impairment charges on the Company’s fixed maturity investments available for sale, compared to $2.9 million in the fourth quarter of 2006. None of these charges were credit-related.

•

As a result of the Company’s continued profitability within its taxable operations, the Company has reduced its deferred tax asset valuation allowance, resulting in an income tax benefit of $19.3 million in the fourth quarter of 2007.

•

During the fourth quarter of 2007, the Company repurchased approximately 2.0 million common shares in open market transactions at an aggregate cost of $111.9 million and at an average share price of $57.07.

•	The Company’s cash flows from operations were $166.9 million for the fourth quarter of 2007, compared to $253.0 million for the fourth quarter of 2006.

FULL YEAR 2007 HIGHLIGHTS

For the year ended December 31, 2007, the Company generated operating income available to common shareholders of $735.5 million, compared to $796.1 million in 2006. Operating income excludes net realized investment gains of $1.3 million and net realized investment losses of $34.5 million for 2007 and 2006, respectively, and net unrealized losses on credit derivatives issued by ChannelRe of $167.2 million and $nil in 2007 and 2006, respectively. Operating income per diluted common share was $10.24 in 2007, compared to $11.05 in 2006. Net income available to common shareholders was $569.6 million or $7.93 per diluted common share in 2007, compared to net income available to common shareholders of $761.6 million or $10.57 per diluted common share for 2006.

The Company generated an operating return on average common equity of 27.0% for 2007, compared to 37.9% for 2006. The Company generated a return on average common equity of 20.9% for 2007, compared to 36.3% for 2006. The Company’s book value per common share increased 19.3% in 2007, compared to a 40.2% increase in 2006. Whereas the Company benefited from a hard market for property catastrophe reinsurance and a low level of insured catastrophe losses in 2006, the Company’s results in 2007 were negatively impacted by a reduced level of gross premiums written due primarily to a softening market as well as $56.7 million and $45.2 million in net negative impact related to the flooding in the United Kingdom (“U.K.”) and European windstorm Kyrill (“Kyrill”), respectively. The net negative impact described above includes the sum of net claims and claim expenses incurred, reinstatement premiums earned and minority interest. In addition, the Company’s 2007 results were negatively affected by $167.2 million in losses as a result of the Company’s reduction in its carried value of ChannelRe and a $60.0 million increase in IBNR for sub-prime related exposures in the Company’s casualty clash reinsurance book of business. Partially offsetting these items was an $84.4 million increase in net investment income due to higher returns and a higher level of average invested assets and a $96.6 million increase in favorable loss reserve development.

Underwriting Results

Gross premiums written for 2007 were $1,809.6 million, a $134.0 million decrease from 2006. The Company’s managed catastrophe and Individual Risk premiums experienced declines of 4.9% and 19.3%, respectively, in 2007 compared to 2006, primarily due to a softening market and selective underwriting where the Company chose to reduce its gross premiums written for certain classes of business. The Company’s specialty reinsurance gross premiums written increased 29.4% in 2007 compared to 2006, principally due to one new large transaction. As described in more detail below, the Company generated $579.7 million of underwriting income and had a combined ratio of 59.3% in 2007, compared to $693.3 million of underwriting income and a 54.7% combined ratio in 2006. The $113.6 million reduction in underwriting income in 2007 was principally due to a $105.4 million decrease in net premiums earned combined with an increase in net claims and claim expenses of $33.0 million and partially offset by a $24.9 million decrease in underwriting expenses. In addition, the Company experienced $233.2 million of favorable development on prior year reserves in 2007, compared to $136.6 million of favorable development in 2006.

Reinsurance Segment

Gross premiums written for the Company’s Reinsurance segment decreased $30.7 million to $1,290.4 million in 2007, compared to $1,321.2 million in 2006. For the year ended December 31, 2007, the Company’s managed catastrophe premiums and its specialty premiums, totaled $1,032.6 million and $287.3 million, respectively, compared to $1,085.8 million and $222.0 million, respectively, in 2006. The $53.2 million decrease in managed catastrophe premiums was principally due to softening market conditions in 2007 where the pricing for property catastrophe reinsurance decreased from 2006. The softening market conditions also resulted in a $54.6 million decrease in managed catastrophe premiums assumed on behalf of fully-collateralized joint ventures. The $65.3 million increase in specialty premiums was principally driven by one new large transaction in 2007 that resulted in $98.8 million of gross premiums written. In the absence of this contract, the Company’s specialty premiums would have declined in 2007 compared to 2006. The Company does not currently expect this contract to renew in its existing form. The Reinsurance segment’s gross premiums written are increasingly comprised of a relatively small number of large transactions which can result in significant increases or decreases in gross premiums written from one period to the next.

The Reinsurance segment generated $528.7 million of underwriting income and had a combined ratio of 44.8% in 2007, compared to $636.2 million of underwriting income and a 34.5% combined ratio in 2006. The decrease in underwriting income in 2007 was principally driven by an increase of $217.5 million in net claims and claims expenses as a result of losses related to Kyrill, the U.K. floods and sub-prime related casualty losses. The Company experienced $194.4 million of favorable development on prior year reserves in 2007, compared to $125.2 million of favorable development in 2006. The favorable development in 2007 included $93.1 million attributable to the Company’s catastrophe reinsurance unit and was principally driven by a reduction of ultimate losses in the 2006 and 2005 accident years. The specialty reinsurance unit experienced $101.3 million of favorable development which was principally due to lower than expected claims emergence.

Individual Risk Segment

Gross premiums written for the Company’s Individual Risk segment decreased $132.8 million to $556.6 million in 2007, compared to $689.4 million in 2006. The decrease was driven in part by actions management has taken to maintain underwriting discipline in an increasingly softening U.S. property and casualty market. In addition, the Company continued to reduce its quota share personal lines property capacity in 2007 and redeploy this capacity to property catastrophe excess of loss reinsurance in the Company’s Reinsurance segment, where it found the pricing and terms more attractive.

The Individual Risk segment generated $51.0 million of underwriting income and had a combined ratio of 89.1% in 2007, compared to $57.0 million of underwriting income and an 89.8% combined ratio in 2006. The decrease in the Individual Risk segment underwriting income in 2007 was principally driven by a decrease in net premiums earned of $91.1 million due to the decrease in gross premiums written noted above, and offset by a decrease in net claims and claim expenses incurred of $60.0 million due in part to the decrease in net earned premiums noted above which resulted in a lower level of attritional losses, and a $25.0 million decrease in underwriting expenses which was principally driven by the decline in net premiums earned.

Other Items

•

The Company’s results for 2007 were impacted by a $167.2 million reduction in the carried value of ChannelRe, driven by unrealized mark-to-market losses in ChannelRe’s portfolio of financial guaranty contracts accounted for as derivatives under GAAP. As previously discussed, the Company has no further economic exposure to ChannelRe.

•

Net investment income increased $84.4 million to $402.5 million for 2007, primarily as a result of strong returns from the Company’s hedge fund and private equity investments and higher average invested assets in the Company’s portfolio of fixed maturity investments available for sale and short term investments. Other investments, which include the Company’s hedge fund and private equity investments, generated $105.5 million of net investment income in 2007, compared to $65.7 million in 2006.

•

During 2007, the Company incurred $25.5 million of other than temporary impairment charges on the Company’s fixed maturity investments available for sale, compared to $46.4 million in 2006. None of these charges were credit-related.

•	During 2007, the Company repurchased approximately 3.6 million common shares in open market transactions at an aggregate cost of $200.1 million and at an average share price of $55.77.

•	The Company’s cash flows from operations were $793.2 million in 2007, compared to $813.3 million in 2006.

This press release includes certain non-GAAP financial measures including “operating income”, “operating income per common share – diluted”, “operating return on average common equity—annualized” and “managed catastrophe premiums”. A reconciliation of such measures to the most comparable GAAP figures in accordance with Regulation G is presented in the attached supplemental financial data.

Please refer to the Investor Information – Financial Information section of the Company's website at www.renre.com for a copy of the Financial Supplement which includes additional information on the Company’s financial performance.

RenaissanceRe Holdings Ltd. will host a conference call on Wednesday, February 6, 2008 at 11:00 a.m. (ET) to discuss this release. Live broadcast of the conference call will be available through the Investor Information – Company Webcast section of RenaissanceRe’s website at www.renre.com.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of two segments: (1) Reinsurance, which includes catastrophe reinsurance, specialty reinsurance and certain joint ventures and other investments managed by the Company’s subsidiary RenaissanceRe Ventures Ltd., and (2) Individual Risk, which includes primary insurance and quota share reinsurance.

Cautionary Statement under "Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995: Statements made in this earnings release contain information about the Company's future business prospects. These statements may be considered "forward-looking." These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. For further information regarding cautionary statements and factors affecting future results, please refer to RenaissanceRe Holdings Ltd.’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its quarterly reports on Form 10-Q for the quarters ending March 31, 2007, June 30, 2007 and September 30, 2007.

INVESTOR CONTACT:	MEDIA CONTACT:
Fred R. Donner	David Lilly or Dawn Dover
Chief Financial Officer and Executive Vice President	Kekst and Company
RenaissanceRe Holdings Ltd.	(212) 521-4800
(441) 295-4513

RenaissanceRe Holdings Ltd. and Subsidiaries

Summary Consolidated Statements of Operations

For the three and twelve months ended December 31, 2007 and 2006

(in thousands of United States Dollars, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenues
Gross premiums written	$122,227	$194,952	$1,809,637	$1,943,647

Net premiums written	$105,303	$156,846	$1,435,335	$1,529,620
Decrease (increase) in unearned premiums	230,937	223,242	(10,966)	157

Net premiums earned	336,240	380,088	1,424,369	1,529,777
Net investment income	80,714	83,233	402,463	318,106
Net foreign exchange gains (losses)	4,598	(1,715)	3,968	(3,293)
Equity in (losses) earnings of other ventures	(124,999)	8,624	(128,609)	34,528
Other loss	(20,221)	(4,160)	(37,930)	(3,917)
Net realized gains (losses) on investments	7,182	2,489	1,293	(34,464)

Total revenues	283,514	468,559	1,665,554	1,840,737

Expenses
Net claims and claim expenses incurred	62,728	97,280	479,274	446,230
Acquisition expenses	67,973	73,288	254,930	280,697
Operational expenses	28,287	32,235	110,464	109,586
Corporate expenses	9,771	7,987	28,860	24,418
Interest expense	7,226	8,439	33,626	37,602

Total expenses	175,985	219,229	907,154	898,533

Income before minority interest and taxes	107,529	249,330	758,400	942,204
Minority interest – DaVinciRe	(54,070)	(38,665)	(164,396)	(144,159)

Income before taxes	53,459	210,665	594,004	798,045
Income tax benefit (expense)	19,320	(42)	18,432	(935)

Net income	72,779	210,623	612,436	797,110
Dividends on preference shares	(10,575)	(9,488)	(42,861)	(35,475)

Net income available to common shareholders	$62,204	$201,135	$569,575	$761,635

Operating income available to common shareholders per Common Share – diluted (1)	$2.64	$2.74	$10.24	$11.05

Net income available to common shareholders per Common Share – basic	$0.90	$2.83	$8.08	$10.72
Net income available to common shareholders per Common Share – diluted	$0.88	$2.78	$7.93	$10.57

Average shares outstanding – basic	68,966	71,178	70,520	71,064
Average shares outstanding – diluted	70,413	72,467	71,825	72,073

Net claims and claim expense ratio	18.7%	25.6%	33.6%	29.2%
Expense ratio	28.6%	27.8%	25.7%	25.5%

Combined ratio	47.3%	53.4%	59.3%	54.7%

Operating return on average common equity – annualized (1)	26.1%	33.3%	27.0%	37.9%

(1)	See Comments on Regulation G for a reconciliation of operating income to net income.

RenaissanceRe Holdings Ltd. and Subsidiaries

Summary Consolidated Balance Sheets

(in thousands of United States Dollars, except per share amounts)

	At
	December 31, 2007	December 31, 2006
	Unaudited	Audited
Assets
Fixed maturity investments available for sale, at fair value	$3,914,363	$3,111,930
Short term investments, at cost	1,821,549	2,410,971
Other investments, at fair value	807,864	592,829
Investments in other ventures, under equity method	90,572	227,075

Total investments	6,634,348	6,342,805
Cash and cash equivalents	330,226	214,399
Premiums receivable	475,075	419,150
Ceded reinsurance balances	107,916	133,971
Losses recoverable	183,275	301,854
Accrued investment income	39,084	41,234
Deferred acquisition costs	104,212	106,918
Receivable for investments sold	144,037	61,061
Other secured assets	90,488	—
Other assets	177,694	147,634

Total assets	$8,286,355	$7,769,026

Liabilities, Minority Interest and Shareholders’ Equity
Liabilities
Reserve for claims and claim expenses	$2,028,496	$2,098,155
Reserve for unearned premiums	563,336	578,424
Debt	451,951	450,000
Subordinated obligation to capital trust	—	103,093
Reinsurance balances payable	275,430	395,083
Payable for investments purchased	422,974	88,089
Other secured liabilities	88,920	—
Other liabilities	162,294	125,401

Total liabilities	3,993,401	3,838,245

Minority interest – DaVinciRe	815,451	650,284

Shareholders’ Equity
Preference shares	650,000	800,000
Common shares	68,920	72,140
Additional paid-in capital	107,867	284,123
Accumulated other comprehensive income	44,719	25,217
Retained earnings	2,605,997	2,099,017

Total shareholders’ equity	3,477,503	3,280,497

Total liabilities, minority interest and shareholders’ equity	$8,286,355	$7,769,026

Book value per common share	$41.03	$34.38

Common shares outstanding	68,920	72,140

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data – Segment Information

(in thousands of United States Dollars)

(Unaudited)

	Three months ended December 31, 2007
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written	$26,693	$93,353	$2,181	$—	$122,227

Net premiums written	$28,807	$76,496		—	$105,303

Net premiums earned	$234,375	$101,865		—	$336,240
Net claims and claim expenses incurred	19,128	43,600		—	62,728
Acquisition expenses	33,504	34,469		—	67,973
Operational expenses	17,026	11,261		—	28,287

Underwriting income	$164,717	$12,535		—	177,252

Net investment income				80,714	80,714
Equity in losses of other ventures				(124,999)	(124,999)
Other loss				(20,221)	(20,221)
Interest and preference share dividends				(17,801)	(17,801)
Minority interest – DaVinciRe				(54,070)	(54,070)
Other items, net				14,147	14,147
Net realized gains on investments				7,182	7,182

Net income available to common shareholders				$(115,048)	$62,204

Net claims and claim expenses incurred – current accident year	$117,777	$51,722			$169,499
Net claims and claim expenses incurred – prior accident years	(98,649)	(8,122)			(106,771)

Net claims and claim expenses incurred – total	$19,128	$43,600			$62,728

Net claims and claim expense ratio – current accident year	50.3%	50.8%			50.4%
Net claims and claim expense ratio – prior accident years	(42.1)%	(8.0)%			(31.7)%

Net claims and claim expense ratio – calendar year	8.2%	42.8%			18.7%
Underwriting expense ratio	21.5%	44.9%			28.6%

Combined ratio	29.7%	87.7%			47.3%

(1)	Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

	Three months ended December 31, 2006
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written	$51,719	$141,601	$1,632	$—	$194,952

Net premiums written	$52,026	$104,820		—	$156,846

Net premiums earned	$244,273	$135,815		—	$380,088
Net claims and claim expenses incurred	54,183	43,097		—	97,280
Acquisition expenses	27,837	45,451		—	73,288
Operational expenses	21,603	10,632		—	32,235

Underwriting income	$140,650	$36,635		—	177,285

Net investment income				83,233	83,233
Equity in earnings of other ventures				8,624	8,624
Other loss				(4,160)	(4,160)
Interest and preference share dividends				(17,927)	(17,927)
Minority interest – DaVinciRe				(38,665)	(38,665)
Other items, net				(9,744)	(9,744)
Net realized gains on investments				2,489	2,489

Net income available to common shareholders				$23,850	$201,135

Net claims and claim expenses incurred – current accident year	$79,666	$47,507			$127,173
Net claims and claim expenses incurred – prior accident years	(25,483)	(4,410)			(29,893)

Net claims and claim expenses incurred – total	$54,183	$43,097			$97,280

Net claims and claim expense ratio – current accident year	32.6%	35.0%			33.5%
Net claims and claim expense ratio – prior accident years	(10.4)%	(3.2)%			(7.9)%

Net claims and claim expense ratio – calendar year	22.2%	31.8%			25.6%
Underwriting expense ratio	20.2%	41.3%			27.8%

Combined ratio	42.4%	73.1%			53.4%

(1)	Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data – Segment Information (cont’d.)

(in thousands of United States Dollars)

(Unaudited)

	Twelve months ended December 31, 2007
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written	$1,290,420	$556,594	$(37,377)	$—	$1,809,637

Net premiums written	$1,024,493	$410,842		—	$1,435,335

Net premiums earned	$957,661	$466,708		—	$1,424,369
Net claims and claim expenses incurred	241,118	238,156		—	479,274
Acquisition expenses	119,915	135,015		—	254,930
Operational expenses	67,969	42,495		—	110,464

Underwriting income	$528,659	$51,042		—	579,701

Net investment income				402,463	402,463
Equity in losses of other ventures				(128,609)	(128,609)
Other loss				(37,930)	(37,930)
Interest and preference share dividends				(76,487)	(76,487)
Minority interest – DaVinciRe				(164,396)	(164,396)
Other items, net				(6,460)	(6,460)
Net realized gains on investments				1,293	1,293

Net income available to common shareholders				$(10,126)	$569,575

Net claims and claim expenses incurred – current accident year	$435,495	$276,929			$712,424
Net claims and claim expenses incurred – prior accident years	(194,377)	(38,773)			(233,150)

Net claims and claim expenses incurred – total	$241,118	$238,156			$479,274

Net claims and claim expense ratio – current accident year	45.5%	59.3%			50.0%
Net claims and claim expense ratio – prior accident years	(20.3)%	(8.3)%			(16.4)%

Net claims and claim expense ratio – calendar year	25.2%	51.0%			33.6%
Underwriting expense ratio	19.6%	38.1%			25.7%

Combined ratio	44.8%	89.1%			59.3%

(1)	Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

	Twelve months ended December 31, 2006
	Reinsurance	Individual Risk	Eliminations (1)	Other	Total
Gross premiums written	$1,321,163	$689,392	$(66,908)	$—	$1,943,647

Net premiums written	$1,039,103	$490,517		—	$1,529,620

Net premiums earned	$972,017	$557,760		—	$1,529,777
Net claims and claim expenses incurred	148,052	298,178		—	446,230
Acquisition expenses	115,324	165,373		—	280,697
Operational expenses	72,405	37,181		—	109,586

Underwriting income	$636,236	$57,028		—	693,264

Net investment income				318,106	318,106
Equity in earnings of other ventures				34,528	34,528
Other loss				(3,917)	(3,917)
Interest and preference share dividends				(73,077)	(73,077)
Minority interest – DaVinciRe				(144,159)	(144,159)
Other items, net				(28,646)	(28,646)
Net realized losses on investments				(34,464)	(34,464)

Net income available to common shareholders				$68,371	$761,635

Net claims and claim expenses incurred – current accident year	$273,286	$309,502			$582,788
Net claims and claim expenses incurred – prior accident years	(125,234)	(11,324)			(136,558)

Net claims and claim expenses incurred – total	$148,052	$298,178			$446,230

Net claims and claim expense ratio – current accident year	28.1%	55.5%			38.1%
Net claims and claim expense ratio – prior accident years	(12.9)%	(2.0)%			(8.9)%

Net claims and claim expense ratio – calendar year	15.2%	53.5%			29.2%
Underwriting expense ratio	19.3%	36.3%			25.5%

Combined ratio	34.5%	89.8%			54.7%

(1)	Represents gross premiums ceded from the Individual Risk segment to the Reinsurance segment.

RenaissanceRe Holdings Ltd. and Subsidiaries

Supplemental Financial Data – Gross Premiums Written Analysis

(in thousands of United States Dollars)

(Unaudited)

	Three months ended		Twelve months ended
Reinsurance Segment	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Renaissance catastrophe premiums	$(2,224)	$20,630	$662,987	$773,638
Renaissance specialty premiums	37,498	28,164	277,882	198,111

Total Renaissance premiums	35,274	48,794	940,869	971,749

DaVinci catastrophe premiums	(8,591)	2,554	340,117	325,476
DaVinci specialty premiums	10	371	9,434	23,938

Total DaVinci premiums	(8,581)	2,925	349,551	349,414

Total Reinsurance premiums	$26,693	$51,719	$1,290,420	$1,321,163

Total specialty premiums	$37,508	$28,535	$287,316	$222,049

Total catastrophe premiums	$(10,815)	$23,184	$1,003,104	$1,099,114
Catastrophe premiums written on behalf of our joint venture, Top Layer Re (1)	2,711	—	66,436	51,244
Catastrophe premiums assumed from the Individual Risk segment	2,590	1,632	(36,968)	(64,573)

Total managed catastrophe premiums (2)	(5,514)	24,816	1,032,572	1,085,785
Managed premiums assumed for fully-collateralized joint ventures	883	322	(59,418)	(113,977)

Total managed catastrophe premiums, net of fully-collateralized joint ventures (2)	$(4,631)	$25,138	$973,154	$971,808

(1)	Top Layer Re is accounted for under the equity method of accounting.
(2)	See Comments on Regulation G.

	Three months ended		Twelve months ended
Individual Risk Segment	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Commercial multi-line	$60,456	$62,942	$341,150	$358,987
Commercial property	20,559	47,199	164,438	226,205
Personal lines property	12,338	31,460	51,006	104,200

Total Individual Risk premiums	$93,353	$141,601	$556,594	$689,392

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G. The Company has provided these financial measurements in previous investor communications and the Company’s management believes that these measurements are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for the comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company’s overall financial performance.

The Company uses “operating income” as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. “Operating income” as used herein differs from “net income available to common shareholders,” which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized gains and losses on the Company’s investments and net unrealized gains and losses on credit derivatives issued by entities included in investments in other ventures, under equity method. In the presentation below, the only adjustments in respect of unrealized gains and losses reflect unrealized mark-to-market losses on credit derivatives and other credit-related products issued by ChannelRe, a financial guaranty reinsurer whose investment is accounted for by the Company under the equity method. The Company believes that the prevailing convention among financial guaranty insurers, reinsurers and other market participants, such as ChannelRe, is to exclude from operating income such unrealized gains and losses attributable to credit derivatives and other credit-related products. The Company's management believes that “operating income” is useful to investors because it more accurately measures and predicts the Company's results of operations by removing the variability arising from fluctuations in the Company’s investment portfolio and credit derivatives issued by entities included in investments in other ventures, under equity method, which are not considered by management to be relevant indicators of business operations. The Company also uses “operating income” to calculate “operating income per common share – diluted” and “operating return on average common equity – annualized”. The following is a reconciliation of: 1) net income available to common shareholders to operating income available to common shareholders; 2) net income available to common shareholders per common share – diluted to operating income available to common shareholders per common share – diluted; and 3) return on average common equity – annualized to operating return on average common equity – annualized:

	Three months ended		Twelve months ended
(in thousands of United States dollars, except for per share amounts)	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net income available to common shareholders	$62,204	$201,135	$569,575	$761,635
Adjustment for net realized (gains) losses on investments	(7,182)	(2,489)	(1,293)	34,464
Adjustment for net unrealized losses on credit derivatives issued by entities included in investments in other ventures, under equity method	131,201	—	167,171	—

Operating income available to common shareholders	$186,223	$198,646	$735,453	$796,099

Net income available to common shareholders per common share – diluted	$0.88	$2.78	$7.93	$10.57
Adjustment for net realized (gains) losses on investments	(0.10)	(0.04)	(0.02)	0.48
Adjustment for net unrealized losses on credit derivatives issued by entities included in investments in other ventures, under equity method	1.86	—	2.33	—

Operating income available to common shareholders per common share – diluted	$2.64	$2.74	$10.24	$11.05

Return on average common equity – annualized	8.7%	33.7%	20.9%	36.3%
Adjustment for net realized (gains) losses on investments	(1.0)%	(0.4)%	(0.1)%	1.6%
Adjustment for net unrealized losses on credit derivatives issued by entities included in investments in other ventures, under equity method	18.4%	—	6.2%	—

Operating return on average common equity – annualized	26.1%	33.3%	27.0%	37.9%

The Company has also included in this Press Release “managed catastrophe premiums” and “managed catastrophe premiums, net of fully-collateralized joint ventures.” “Managed catastrophe premiums” is defined as gross catastrophe premiums written by Renaissance Reinsurance and its related joint ventures. “Managed catastrophe premiums” differ from total catastrophe premiums, which the Company believes is the most directly comparable GAAP measure, due to the inclusion of catastrophe premiums written on behalf of the Company’s joint venture Top Layer Re, which is accounted for under the equity method of accounting. “Managed catastrophe premiums, net of fully-collateralized joint ventures” differ from total catastrophe premiums, which the Company believes is the most directly comparable GAAP measure, due to: 1) the inclusion of catastrophe premiums written on behalf of the Company’s joint venture Top Layer Re, which is accounted for under the equity method of accounting; and 2) the deduction of catastrophe premiums that are written by the Company and ceded directly to the Company’s fully-collateralized joint ventures which include Starbound Reinsurance Ltd., Starbound Reinsurance II Ltd. and Timicuan Reinsurance Ltd. The Company’s management believes “managed catastrophe premiums” is useful to investors and other interested parties because it provides a measure of total catastrophe reinsurance premiums assumed by the Company through its consolidated subsidiaries and related joint ventures. The Company believes “managed catastrophe premiums, net of fully-collateralized joint ventures” is also a useful measure to investors and other interested parties because it provides a measure of total catastrophe reinsurance premiums assumed by the Company through its consolidated subsidiaries and related joint ventures, net of catastrophe premiums written directly on behalf of the Company’s fully-collateralized joint ventures.